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                                                                   Exhibit 10.10

[Logo]  INTERACTIVE
        EXECUTIVE OFFICES CORP.

                              AGREEMENT TO LEASE

BETWEEN:             Interactive Executive Offices Corp.
                     (hereinafter called the "Landlord")

AND:                 Eliance Corporation
                     (hereinafter called the "Client")

THE CLIENT agrees to lease from the Landlord and the Landlord agrees to lease to the Client the north suite known as Suite No. 2501 at 1 Dundas Street West, P.O. Box 84, Toronto, Ontario, M5G 1Z3.

THE TERM of the lease is twelve months beginning on the 15th day of November, 1999 and ending on the 14th day of November, 2000, with an option to extend agreement for an additional one year period.

THE CLIENT agrees to pay rent, in lawful money of Canada, during the term hereof at the monthly rate of TWENTY ONE THOUSAND TWO HUNDRED DOLLARS and .00 CENTS ($21,200.00) plus Business Tax at the rate of 9% and GST at the rate of 7% totaling TWENTY FOUR THOUSAND SEVEN HUNDRED TWENTY FIVE DOLLARS and .56 CENTS ($24,725.56).

THE CLIENT agrees to pay any additional construction expenses arising from future requests to modify the suite, except the following:
o Glass Walls and Doors as per Schedule "A"
o Carpet
o Telephone Wiring
o ISDN Wiring
o Paint
o Construction of 1 Office

THIS MONTHLY RENTAL is due and payable in advance on the FIRST day of each month during the term. At the request of the Landlord, the Client shall forthwith provide the Landlord with post-dated cheques for each month during the remainder of the Term. The Client agrees that should the Client default in payment of rental or any other amount payable hereunder, or the performance of any other terms or conditions of the Agreement, the Landlord shall give written notice of default and allow the Client ten (10) days to rectify the default. If the default has not been rectified within the said ten (10) days, then the Landlord may, without further notice, immediately re-enter and possess the said office. Late payment charges may be charged by the Landlord to the Client in the event that rental or other amounts due and owing pursuant to this Agreement are not paid., The late payment charges shall be a pre-estimate of the Landlord's expenses arising out of such late payment and shall be an amount equal to 2.0% per month (24% per annum) of THAT MONTH'S RENT, a fifty dollar ($50.00) late payment charge, and any charges incurred by the Landlord, such charges, however, not to include any expenses of reletting.

THE CLIENT AGREES to pay a one-time fee in the amount of FIFTY DOLLARS ($50.00) to be set up in the building directory.
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[Logo]  INTERACTIVE
        EXECUTIVE OFFICES CORP

THE CLIENT agrees to utilize the services of the Landlord for all business activities the Landlord has the capacity and expertise to offer, eg. Administrative support, secretarial support, printing, binding, desktop publishing, photocopying, faxing, courier, and expertise.

This service use is as a first priority to the Landlord. If cost or service quality is not competitive, the Client has the right to utilize alternate service providers.

THE CLIENT agrees there will be no structural changes to the leased premises without the written approval of the Landlord and any changes shall be done by the Landlord at the Client's cost.

THE CLIENT ACKNOWLEDGES that the Landlord is in the business of subdividing office premises into private offices and renting such offices together with facilities and services such as furniture, secretarial services, consolidated billing, office management, etc. The Client further acknowledges that in the event of the Client's default, the Landlord may suffer damages equal to the total amount of rental monies peryable under this Agreement. However, to the extent the Landlord has been able to re-let the premises, which Landlord shall use its reasonable efforts to accomplish, actual damages to the Landlord shall be reduced thereby.

IT IS UNDERSTOOD that the Lease will include the facilities and services as set out in Part 1 of Schedule "A" are subject to change upon 15 days notice.
Payment for such additional services is due and payable within five (5) days of the date of invoice for the same. Failure to make payments for such additional services shall entitle the Landlord to discontinue such services immediately and without notice to the Client.

It is understood that Client has the right, with Landlord's approval which shall not be unreasonably withheld , to sublet the premises if client determines to leave the premises prior to the end of the lease period.

THE CLIENT agrees to permit the Landlord or his representative to arrange with Shared Technologies of Canada for Client's own telephone service. The Client further agrees to pery all telephone charges arising from Client's occupation of the Premises.

THE CLIENT agrees to repair at Client's own expense, damage to walls, ceilings, fixtures, doors, rugs, furniture and any contents of the Client's office provided by the Landlord, caused by the Client reasonable wear and tear excepted.The Client agrees not to decorate or alter the leased premises without the prior written notice of the Landlord which prohibition shall include the drilling or nailing of holes in the walls, doors or framework, or affixing articles with tape to any surfaces provided by the Landlord.
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[Logo]  INTERACTIVE
        EXECUTIVE OFFICES CORP

THE CLIENT will indemnify and save harmless the Landlord from all expenses, cost, liabilities and from any claims made by any person or persons against the Landlord for damages incurred by injury, or damage to any person or his property while on the premises provided said damages were not caused by the negligence of Landlord.

THE LANDLORD shall be liable for the theft or damage of any property in the leased premises.

THE CLIENT agrees to pay the Landlord 100% of the annual salary of any Interactive Executive Office employee hired either directly or indirectly by the Client, its employers, assigns or heirs, but only if such employee is currently working for the Landlord, or has terminated his/her position with the Landlord within six months of the date of the employment by the Client.

OVER HOLDING if the Tenant remains in possession of the Premises after the end of the Term with the consent of the Landlord there shall be no tacit renewal of the Lease and monthly tenancy shall be created which may be terminated by either party on one month's prior written notice. Rent shall be payable in advance on the first day of the month.

DATED at Toronto, Ontario this 1st day of November, 1999.

INTERACTIVE EXECUTIVE OFFICES CORP.         ELIANCE CORPORATION

Per                                         Per

/s/ Patricia Garcia                         /s/ Kerry Adler
------------------------------              ----------------------------
Landlord                                    Client

Name: Patricia Garcia                       Name:
Title : Centre Manager                      Title:
                                            Address: